Exhibit 10.2

EXECUTION VERSION

REVENUE INTEREST PURCHASE AGREEMENT

dated as of December 31, 2020

by and between

PARATEK PHARMACEUTICALS, INC.,

as Seller,

and

PRTK SPV2 LLC,

as Company

Table of Contents

Page

Article I DEFINITIONS	1
Section 1.01	Definitions1
Section 1.02	Rules of Construction9
Article II PURCHASE AND SALE OF THE PURCHASED REVENUE INTEREST	10
Section 2.01	Purchase and Sale10
Section 2.02	Required Financing Statements; Marking of Records10
Section 2.03	[Reserved]11
Section 2.04	Intent11
Article III REPRESENTATIONS AND WARRANTIES	12
Section 3.01	Representations and Warranties of Seller12
Section 3.02	Survival of Representations and Warranties12
Article IV COVENANTS OF SELLER AND COMPANY; SELLER EVENT OF DEFAULT	12
Section 4.01	Seller Covenants12
Section 4.02	Consequences of Seller Event of Default18
Article V [RESERVED]	19
Article VI TERMINATION; SURVIVAL	19
Section 6.01	Termination19
Section 6.02	Effect of Termination19
Section 6.03	Survival19
Article VII INDEMNIFICATION PAYMENTS	19
Section 7.01	Indemnification19
Article VIII MISCELLANEOUS PROVISIONS	21
Section 8.01	Amendment21
Section 8.02	Governing Law; Waiver of Trial by Jury; Jurisdiction21
Section 8.03	Notices22
Section 8.04	Severability of Provisions23
Section 8.05	Assignment23
Section 8.06	Further Assurances23
Section 8.07	Waiver; Cumulative Remedies; Waiver of Immunities23
Section 8.08	Counterparts24
Section 8.09	Binding24
Section 8.10	Merger and Integration24
Section 8.11	Headings24
Section 8.12	Schedules and Exhibits24
Section 8.13	Non-Petition24
Section 8.14	Intended Third Party Beneficiaries24
Section 8.15	Counterparts; Delivery24

238106769 v17

REVENUE INTEREST PURCHASE AGREEMENT

This REVENUE INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2020, is entered into between PARATEK PHARMACEUTICALS, INC., a Delaware corporation (together with its permitted successors and assigns, “Seller”), and PRTK SPV2 LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Company”).

RECITALS

WHEREAS, Seller owns 100% of the equity interests of Company;

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Company all its right, title and interest in, to and under the Purchased Revenue Interest in exchange for receiving from Company the Purchase Price; and

WHEREAS, Company desires to acquire all of Seller’s right, title and interest in, to and under the Purchased Revenue Interest on the Closing Date in exchange for paying to Seller the Purchase Price.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01Definitions

.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

As used herein, the following terms have the following respective meanings:

“2022 True-Up Amount” means an amount equal to the excess, if any, measured as of the 2022 True-Up Determination Date, of $9,000,000 less the Cumulative Payments Amount received through and including such date; provided that, prior to the 2022 True-Up Determination Date or if such amount is less than zero, such amount shall be deemed to be zero.

“2022 True-Up Amount Balance” means an amount equal to the excess, if any, measured as of any date of determination, of $12,000,000 less the Cumulative Payments Amount received through and including such date; provided that, if such amount is less than zero or the 2022 True-Up Amount is zero, such amount shall be deemed to be zero.

“2022 True-Up Determination Date” means December 31, 2022.

“2024 True-Up Amount” means an amount equal to the excess, if any, measured as of the 2024 True-Up Determination Date, of $30,000,000 less the Cumulative Payments Amount received through and including such date; provided that, prior to the 2024 True-Up Determination Date or if such amount is less than zero, such amount shall be deemed to be zero.

“2024 True-Up Amount Balance” means an amount equal to the excess, if any, measured as of any date of determination, of $60,000,000, less the Cumulative Payments Amount received through and including such date; provided that, if such amount is less than zero or the 2024 True-Up Amount is zero, such amount shall be deemed to be zero.

“2024 True-Up Determination Date” means December 31, 2024.

“Agreement” has the meaning set forth in the Preamble.

“Annual Purchased Revenue Interest Cap” means:

(a)	with respect to any Calendar Quarter ending prior to the Rate Increase Date, Ten Million Dollars ($10,000,000); provided that:
(i)

if the 2022 True-Up Amount as of the 2022 True-Up Determination Date is greater than zero, then, with respect to each Calendar Quarter that ends on or after the 2022 True-Up Determination Date as to which the 2022 True-Up Amount Balance as of the last day of such Calendar Quarter is greater than zero, the Annual Purchased Revenue Interest Cap for purposes of such Calendar Quarter shall be the lesser of (x) Twelve Million Dollars ($12,000,000) and (y) the sum of (I) $10,000,000 plus (II) the 2022 True-Up Amount Balance as of the first day of such Calendar Quarter; and

(ii)

if the 2024 True-Up Amount as of the 2024 True-Up Determination Date is greater than zero, then, with respect to each Calendar Quarter that ends on or after the 2024 True-Up Determination Date as to which the 2024 True-Up Amount Balance as of the last day of such Calendar Quarter is greater than zero, the Annual Purchased Revenue Interest Cap for purposes of such Calendar Quarter shall be the lesser of (x) Twelve Million Dollars ($12,000,000) and (y) the sum of (I) $10,000,000 plus (II) the 2024 True-Up Amount Balance as of the first day of such Calendar Quarter; and

(b)	with respect to any Calendar Quarter ending on or after the Rate Increase Date, Twelve Million Dollars ($12,000,000).

“Applicable Rate” means (a) with respect to any Calendar Quarter ending prior to the Rate Increase Date, two and a half percent (2.5%) and (b) with respect to any Calendar Quarter ending on or after the Rate Increase Date, three and a half percent (3.5%).

“Combination Product” means a product that includes Compound and at least one additional active ingredient and is either co-formulated, co-administered or sold at a single price point or otherwise sold to be administered together, sequentially or as part of a course of treatment.  Drug delivery vehicles, adjuvants, solubilizers and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, solubilizers, or excipient is recognized as an active ingredient in accordance with applicable FDA regulations.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Revenue Interest Product (including the selling and offering for sale of the Revenue Interest Product), and shall include post-approval studies to the extent required by a Regulatory Agency, promoting, detailing, distributing, selling the Revenue Interest Product, importing, exporting or transporting the Revenue Interest Product for sale, and regulatory compliance with respect to the foregoing.

“Company” has the meaning set forth in the Preamble.

“Compound” means (i) omadacycline having the chemical structure set forth in Schedule 1.23 of the License Agreement, (ii) a prodrug or metabolite of the compound specified in (i), and (iii) any salt or polymorph of the compound specified in (i).

“Default” means any condition or event which constitutes a Seller Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant subclauses of the definition of “Seller Event of Default”) would, unless cured or waived, become a Seller Event of Default.

“Excluded Assets” means any and all rights of Seller under or in respect of the Intercompany License Agreement, other than the Purchased Revenue Interest.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“Indemnified Party” has the meaning set forth in Section 7.01(a).

“Loan Agreement” means that certain Loan Agreement dated as of December 31, 2020 by and between R-Bridge Healthcare Cayman AIV, L.P., a Cayman Islands exempted limited partnership (“Lender”) and Company.

“Net Sales” means the amount billed in arm’s-length sales of Revenue Interest Product to a Non-Related Party in the United States by Seller, any Affiliate of Seller, any Out-Licensee, and any Affiliate of any Out-Licensee (each of the foregoing Persons, for purposes of this definition, a “Related Party”), less the sum of the following (to the extent not reimbursed to the Related Party by any Non-Related Party):

(a)

discounts (including cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers, in each case, actually paid or made;

(b)

credits or allowances actually granted upon claims, damaged goods, rejections or returns of the Revenue Interest Product, including Revenue Interest Product returned in connection with recalls or withdrawals;

(c)

Taxes or duties levied on, absorbed or otherwise imposed on sale of the Revenue Interest Product, including value-added Taxes, healthcare Taxes or other governmental charges otherwise imposed on a gross basis upon the billed amount (to the extent not paid by the Non-

Related Party), as adjusted for rebates and refunds, in each case as accounted for by the Related Party recording such Net Sales;
(d)	any actual bad debt expense recorded in accordance with GAAP from customers related to sales of the Revenue Interest Product;

(e) freight expense (actual), including insurance, capped at 1% of gross invoiced sales;

(f)	other similar or customary deductions taken in the ordinary course of business or in accordance with GAAP.

Such amounts shall be determined consistent with the applicable Related Party’s customary practices and in accordance with GAAP.

No deduction shall be made for any item of cost incurred by any Related Party in developing or Commercializing the Revenue Interest Product except as permitted pursuant to clauses (a) to (f) of the foregoing sentence; provided that, Revenue Interest Product transferred to Third Parties in connection with clinical and non-clinical research and trials, Revenue Interest Product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in accordance with applicable local laws and regulations will not be transfers giving rise to Net Sales.  Notwithstanding anything contained herein to the contrary, the full amount received in respect of product sales under Seller’s agreement with BARDA to supply the Revenue Interest Product for the Strategic National Stockpile in the United States shall be included as Net Sales; provided, however, that grant revenue received under or in respect of Seller’s agreement with BARDA that has been reclassified as revenue from product sales as a result of the application of GAAP shall not be included in Net Sales.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of the Revenue Interest Product between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a Non-Related Party.  To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of the Revenue Interest Product to a non-Related Party, Net Sales shall be calculated based on the average price charged for the Revenue Interest Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on the fair market value of the Revenue Interest Product, as determined by the parties in good faith.  For clarity, Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Revenue Interest Product.

In the case of any Combination Product, Net Sales for such Combination Product shall be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B) where

A is the average invoice price of the Revenue Interest Product if sold separately by the applicable Related Party in the applicable Calendar Quarter, and B is the total average invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately by the applicable Related Party in the applicable Calendar Quarter.  If, the other active ingredient or ingredients in the Combination Product are not sold separately by the applicable Related Party in the applicable Calendar Quarter, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the average invoice price of the Revenue Interest Product if sold separately by the applicable Related Party in the applicable Calendar Quarter, and D is the invoice price of the Combination Product. In the event that no separate sales of the Revenue Interest Product or any other active ingredient or ingredients in the Combination Product are made by the applicable Related Party in the applicable Calendar Quarter in which such Combination Product is sold, the average invoice price per unit sold in the above described A/(A+B) equation will be replaced with the fair market value of the Revenue Interest Product and any other active ingredient or ingredients included in such Combination Product as reasonably determined in good faith by Seller.

Notwithstanding the foregoing, in the case of any sales by an Out-Licensee, Net Sales will be calculated based on the corresponding definition of net sales in the applicable license agreement permitting such sales, provided that such definition is commercially reasonable.

“Non-Related Party” means any Third Party that is not a Related Party.

“Out-License” means any license or other agreement between Seller or any of its Affiliates and any Third Party pursuant to which Seller or any of its Affiliates grants to such Third Party a license or sublicense under, or other rights to, any portion of the Intellectual Property to promote, market, sell, offer for sale or import the Revenue Interest Product in the United States; provided, however, that “Out-License” shall not include agreements granting non-exclusive rights under the Intellectual Property entered into in the ordinary course of business, including distribution agreements, manufacturing agreements, material transfer agreements and consulting agreements, that, in all cases, do not grant any rights to promote, market, sell, or offer for sale any Revenue Interest Product.

“Out-Licensee” means any counterparty to an Out-License.

“Permitted Lien” means “Permitted Liens” as defined in the Loan Agreement and Liens permitted pursuant to Section 4.01(r).

“Product Assets” means Seller’s rights, title and interests in (i) the Intellectual Property and regulatory approvals relating to the sale, manufacture, use, importation or marketing of the Revenue Interest Product in the United States, together with any proceeds thereof, including all accounts receivable and payment intangibles resulting from the sale, license or other disposition of Revenue Interest Product by the Seller or its Out-Licensee.  Notwithstanding the foregoing, “Product Assets” shall not include raw materials, goods, inventory, work in progress, cash or cash equivalents.

“Purchase Price” means $30,000,000.

“Purchased Revenue Interest” means, with respect to any Calendar Quarter commencing on or after the Closing Date and ending prior to the Revenue Interest Termination Date, the sum of (a)(i) the aggregate Net Sales in such Calendar Quarter of the Revenue Interest Product multiplied by (ii) the Applicable Rate plus (b) the True-Up Payment, if any, for such Calendar Quarter.

“Purchased Revenue Interest Amount” means, with respect to any Calendar Quarter, an amount equal to the Purchased Revenue Interest for such Calendar Quarter; provided that if such amount, when taken together with the Purchased Revenue Interest Amount for each other Calendar Quarter ended during the calendar year in which such Calendar Quarter occurs and prior to such Calendar Quarter, exceeds the Annual Purchased Revenue Interest Cap for such Calendar Quarter, then such amount shall be deemed to be equal to (a) an amount equal to the Purchased Revenue Interest for such Calendar Quarter less (b) such excess.

“Quarterly Report” means, with respect to each Calendar Quarter, a written report setting forth (i) the calculation of the Purchased Revenue Interest for such Calendar Quarter, (ii) Net Sales for such Calendar Quarter and (iii) the cumulative year-to-date aggregate Net Sales of the Revenue Interest Product through the end of such Calendar Quarter.

“Rate Increase Date” means the earliest to occur of:

(a)

the last day of the first Calendar Quarter ending after the occurrence of the date the Company has received notice from Licensee, in accordance with Section 9.4(d) of the License Agreement, that Licensee can demonstrate that one or more generic equivalent products are on the market in the Territory and sales of such generic product(s) equivalent to the Licensed Product in the Territory constitute 20% or more of the total sales of such generic equivalent product(s) and Licensed Product in such region,

(b)

the last day of the first Calendar Quarter ending after the occurrence of the later of (i) the date of receipt by a Person other than Licensee (a “Third Party Marketer”) of regulatory approval in the Territory of a product containing omadacycline as an active pharmaceutical ingredient (a “Competitive Product”) and (ii) the date of implementation of volume-based purchasing or similar bulk or group purchasing for a Competitive Product in the Territory, and

(c)

the last day of the first Calendar Quarter ending after the occurrence of the later of (i) the date of receipt by a Third Party Marketer of regulatory approval in the Territory of a Competitive Product and (ii) the date the list price for the Licensed Product in the Territory is decreased by at least twenty (20%) or the gross-to-net adjustment for the Licensed Product in the Territory is increased by at least twenty (20%);

provided that the Rate Increase Date shall not occur unless (A) a Third Party Marketer receives regulatory approval in the Territory of a Competitive Product prior to December 31, 2025 and (B) the other necessary condition(s) to the Rate Increase Date occur prior to December 31, 2026.  For the avoidance of doubt, Lender shall provide notice to the Company as to the occurrence of the conditions set out in the foregoing clauses (b)(ii) and (c)(ii).

“Recharacterization” has the meaning set forth in Section 2.04(b).

“Revenue Interest Product” means, collectively (a) the product known as NUZYRA® (omadacycline) and (b) any other product that contains the Compound as an active ingredient, alone or in combination with another active component, in each case of (a) and (b), in any strengths, forms, formulations, administrations or delivery routes.

“Revenue Interest Termination Date” means the earlier to occur of (i) the first date on which the Cumulative Payments Amount equals the Aggregate Cap and (ii) payment by Company to Lender of an amount equal to the Cap Amount in connection with Company’s election to exercise its rights under Section 3.02(c) of the Loan Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller Event of Default” means the occurrence of one or more of the following:

(a)Any representation or warranty of Seller in any Transaction Document to which it is party or in any certificate or other document delivered by Seller in connection with the Transaction Documents proves to have not been true and correct in all material respects at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) and, solely if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of thirty (30) days without such cure after the earlier of (x) the date Seller becomes aware of such failure and (y) the date Company, or Lender on behalf of Company, provides notice of such failure to Seller.

(b)Seller fails to perform or observe any covenant or agreement contained in Sections 4.01(f)(i), (g)(i) or (h)(i).

(c)Seller fails to perform or observe (i) any covenant or agreement contained in the Transaction Documents to which it is a party (other than those referred to in preceding subclause (b) or clause (c)(ii) below) and, solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, such failure continues for a period of thirty (30) days without such cure after the earlier of (x) the date Seller becomes aware of such failure and (y) the date Company, or Lender on behalf of Company, provides notice of such failure to Seller or (ii) any covenant or agreement contained in Section 4.01(n) and, in the case of this clause (ii), solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, such failure continues for a period of ten (10) days without such cure after the earlier of (x) the date Seller becomes aware of such failure and (y) the date Company, or Lender on behalf of Company, provides notice of such failure to Seller.

(d)(i) Any of the Transaction Documents to which Seller is a party shall cease to be in full force and effect or (ii) the validity or enforceability of any of the Transaction Documents to which Seller is a party is disaffirmed or challenged in writing by Seller or any of its Affiliates or any Person (other than Lender) asserting an interest in any of the Collateral and such written disaffirmation or challenge is not withdrawn or disavowed by such Person within thirty (30) days after its communication or Seller has not brought appropriate proceedings for declaratory or other relief negating such disaffirmation or challenge within thirty (30) days after such communication and has not obtained an order granting such relief within ninety (90) days after commencement of such proceedings.

(e)Any security interest purported to be created by this Agreement, the Contribution Agreement, the Intercompany License Agreement or the Stock Pledge Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on the substantially all of the Collateral in the event of a Recharacterization (except as otherwise expressly provided herein and therein)) in favor of Company pursuant hereto or thereto, or shall be asserted by Seller not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, the Contribution Agreement, the Intercompany License Agreement or the Stock Pledge Agreement) security interest in the Collateral, and/or Seller takes any action which could reasonably be expected to impair Lender’s security interest in any of the Capital Stock of Company or any of the Collateral.

(f)An Insolvency Event with respect to Seller shall occur.

“True-Up Payment” means, with respect to any Calendar Quarter,

(a)

if the 2022 True-Up Amount as of the 2022 True-Up Determination Date is greater than zero, then, with respect to each Calendar Quarter that ends on or after the 2022 True-Up Determination Date as to which the 2022 True-Up Amount Balance as of the last day of such Calendar Quarter is greater than zero, an amount equal to (i) the aggregate Net Sales in such Calendar Quarter of the Revenue Interest Product multiplied by (ii) the True-Up Percentage, and

(b)

if the 2024 True-Up Amount as of the 2024 True-Up Determination Date is greater than zero, then, with respect to each Calendar Quarter that ends on or after the 2024 True-Up Determination Date, an amount equal to (i) the aggregate Net Sales in such Calendar Quarter of the Revenue Interest Product multiplied by (ii) the True-Up Percentage;

provided that if neither clause (a) nor (b) applies, the True-Up Payment shall be zero.

“True-Up Percentage” mean, with respect to any Calendar Quarter, the excess of five percent (5%) over the Applicable Rate for such Calendar Quarter.

Section 1.02Rules of Construction

.  For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e)unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto;

(f)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(g)the words “include”, “including” and other words of similar import shall mean without limitation by reason of enumeration;

(h)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(i)references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor;

(j)references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities; and

(k)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

Article II

PURCHASE AND SALE OF THE PURCHASED REVENUE INTEREST

Section 2.01Purchase and Sale

.

(a)On the Closing Date, and subject to Section 2.01(b), Seller shall sell, assign, transfer, convey and grant to Company, and Company shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Revenue Interest, free and clear of any and all Liens, other than Liens in favor of Lender.  Seller and Company intend and agree that the sale, assignment, transfer, conveyance and grant of the Purchased Revenue Interest under this Agreement shall be, and is, a true, complete, absolute and irrevocable sale, assignment, transfer, conveyance and grant of the Purchased Revenue Interest by Seller to Company, and that such sale, assignment, transfer, conveyance and grant shall provide Company with all of Seller’s rights, title and interest in and to the Purchased Revenue Interest.

(b)In full consideration of the sale, assignment, transfer, conveyance and grant to Company of the Purchased Revenue Interest, Company shall pay (or cause to be paid) the Purchase Price to Seller on the Closing Date, by transferring (or causing to be transferred) the cash portion of the Purchase Price to Seller to the account of Seller specified by it in writing and accepting and reflecting in its financial accounts a capital contribution from Seller of the additional value of the Purchased Revenue Interest in excess of the cash portion of the Purchase Price.

Section 2.02Required Financing Statements; Marking of Records

.

(a)In connection with the transfers made by Seller to Company under this Article II on the Closing Date, Seller will file (or cause to be filed), at its own expense, all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions that are necessary or reasonably requested by or on behalf of Company in order to establish, protect, preserve and perfect the transfer of the Purchased Revenue Interest to Company.

(b)All financing statements (or documents of similar import) shall meet the requirements of Applicable Law.  Seller irrevocably authorizes Company and its assigns at any time and from time to time in the sole discretion of Company or its assigns, and appoints Company and its assigns as its attorney-in-fact, to act on behalf of Seller (i) to execute on behalf of Seller as debtor and to file financing statements necessary or appropriate in Company or its assign’s sole discretion to perfect and to maintain the perfection and priority of the interest of Company in the Purchased Revenue Interest and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Purchased Revenue Interest as a financing statement in such offices as Company or its assigns in their sole discretion deem necessary or appropriate to perfect and to maintain the perfection and priority of Company’s interests in such Purchased Revenue Interest.  Company shall provide Seller with copies of any such filings. This appointment is coupled with an interest and is irrevocable.

(c)In view of the intention of the parties hereto that the assignment and transfer of the Purchased Revenue Interest made hereunder shall constitute an outright sale of the Purchased Revenue Interest rather than a loan secured thereby, in connection with the transfer and conveyance of the Purchased Revenue Interest Seller has, at its own expense caused its records to be marked on the Closing Date to show that the Purchased Revenue Interest have been transferred to Company in accordance with this Agreement.

Section 2.03[Reserved]

.

Section 2.04Intent

.

(a)Seller and Company intend that the transfer by Seller to Company of the Purchased Revenue Interest pursuant to Section 2.01 hereof shall be true, absolute and irrevocable, shall constitute a valid transfer and conveyance by Seller of the Purchased Revenue Interest and shall provide Company with the full benefits of ownership of the Purchased Revenue Interest, and that the Purchased Revenue Interest shall not be part of Seller’s estate in the event of the insolvency or bankruptcy of Seller.

(b)Without limiting the provisions of Section 2.04(a), as a precaution to address the possibility that, notwithstanding that Seller and Company expressly intend and expect that the sale, assignment, transfer, conveyance and grant of the Purchased Revenue Interest hereunder shall be a true, absolute and irrevocable sale and assignment and a true, absolute and irrevocable contribution for all purposes, to protect the interest of Company in the event that such sale and assignment is recharacterized as other than a true sale or such contribution is recharacterized as other than a true contribution, or such sale and assignment or contribution, as applicable, will for any reason be ineffective or unenforceable as such, as determined in a judicial, administrative or other proceeding (any of the foregoing being a “Recharacterization”), Seller does hereby grant to Company a continuing security interest (which shall be of first priority) in all of Seller’s right, title and interest in, to and under the Purchased Revenue Interest, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, for the benefit of Company as security for the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price together with the performance when due of all of Company’s obligations now or hereafter existing under this Agreement and the other Transaction Documents, which security interest will, upon the filing of a duly prepared financing statement in the appropriate filing office, be perfected and prior to all other Liens on the rights of Seller to the Purchased Revenue Interest.  In the event of a Recharacterization, Company will have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other Applicable Law, which rights and remedies will be cumulative.  This Agreement shall constitute a security agreement in respect of such security interest.

(c)Seller and Company intend that their operations and business would not be substantively consolidated in the event of an Insolvency Event with respect to Seller and that the separate existence of Seller and Company would not be disregarded in the event of an Insolvency Event with respect to Seller.  Company and Seller acknowledge that the Organizational Documents of Company contains provisions intended to maintain the separate existence and identity of Company and the parties agree that they will duly observe such provisions and Applicable Law in support of such separate existence and identity.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.01Representations and Warranties of Seller

.  Seller represents and warrants that the representations and warranties set forth under Sections 7.01(m), 7.01(n) and 7.02 of the Loan Agreement are true and correct, and such representations and warranties are hereby made herein by Seller as though set forth in full herein.  Company has relied upon such representations and warranties in purchasing and accepting the conveyance of the Purchased Revenue Interest and the other parties to the transactions contemplated hereby have relied upon such representations and warranties in executing each of the Transaction Documents to which it is a party.  Such representations and warranties shall survive until the Revenue Interest Termination Date.

Section 3.02Survival of Representations and Warranties

.  All representations and warranties by Seller contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions contemplated in this Agreement.

Article IV

COVENANTS OF SELLER AND COMPANY; SELLER EVENT OF DEFAULT

Section 4.01Seller Covenants

.  Seller hereby covenants and agrees with Company, in connection with the sale and assignment of the Purchased Revenue Interest, as follows:

(a)Financial Statements and Information.  Seller will comply with and facilitate Company undertakings regarding financial statements and other information relating to Seller set forth in Section 8.03 of the Loan Agreement.

(b)All written information supplied by or on behalf of Seller to Company pursuant to this Section 4.01 (other than pursuant to Sections 8.03(a) and 8.03(b) of the Loan Agreement) shall be accurate and complete in all material respects as of its date or the date so supplied and the financial statements provided pursuant to Sections 8.03(a) and 8.03(b) of the Loan Agreement fairly present in all material respects the financial positions and results of operations as of the dates indicated therein.  For the avoidance of doubt, Seller makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Company pursuant to this Section 4.01, unless to the actual Knowledge of Seller such information is inaccurate or incomplete, in which case Seller shall specify such inaccuracy or incompleteness.

(c)Books and Records.  Seller shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Seller in accordance with GAAP.

(d)Maintenance of Insurance.  Seller shall maintain coverage under its general liability and property damage insurance policies naming Company and its assigns (including Lender) as additional insured (in the case of liability insurance) and loss payee (in the case of property insurance).  Seller shall furnish to Company from time to time upon written request full information as to the insurance carried.

(e)Governmental Authorizations.  Seller shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Seller of this Agreement and the other Transaction Documents to which it is a party.

(f)Compliance with Laws and Contracts.

(i)Seller shall comply with all Applicable Laws applicable to the Purchased Revenue Interest and the research, development, manufacture and

Commercialization of the Revenue Interest Product, and perform its obligations under all Material Contracts, if any, entered into after the Closing Date relative to the conduct of its business, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(ii)Seller will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Purchased Revenue Interest and the research, development, manufacture and Commercialization of the Revenue Interest Products.

(g)Conveyance of Purchased Revenue Interest.  Except for the transfers and conveyances hereunder and except for any Permitted Lien and the Liens in favor of Lender, (i) Seller will not (and will not purport to) pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on, the Purchased Revenue Interest or any interest therein and (ii) Seller shall defend the right, title, and interest of Company and its successors and assigns in, to, and under the Purchased Revenue Interest, against all claims of third parties claiming through or under Seller.

(h)Notices.

(i)Seller shall promptly (and in any event within four (4) Business Days) after obtaining Knowledge of the same give written Notice to Company and its assigns (including Lender) of each Default, Event of Default or Prepayment Trigger and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Seller knows a press release or other public disclosure is to be made by Seller or any of its Affiliates, Seller shall use all commercially reasonable efforts to provide such information to Company and its assigns (including Lender) as early as possible but in no event later than simultaneously with such release or other public disclosure.

(ii)Seller shall, promptly (and in any event within four (4) Business Days) after obtaining Knowledge thereof, give written Notice to Company and its assigns (including Lender) of any litigation or proceedings to which Seller is a party or which could reasonably be expected to have a Material Adverse Effect.

(iii)Seller shall, promptly (and in any event within four (4) Business Days) after obtaining Knowledge thereof, give written Notice to Company and its assigns (including Lender) of any litigation or proceedings challenging the validity of the Tufts License Agreement, the Intellectual Property, the Transaction Documents or any of the transactions contemplated therein.

(iv)Seller shall, promptly after obtaining Knowledge thereof, give written Notice to Company and its assigns (including Lender) of any representation or warranty made or deemed made by Seller in any of the Transaction Documents or in any certificate delivered pursuant thereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

(v)Seller shall, promptly after obtaining Knowledge thereof, give written Notice to Company and its assigns (including Lender) of the occurrence of any Material Adverse Effect.

(i)Taxes.  Seller shall file all tax returns required to be filed by it and pay, discharge or otherwise satisfy all material taxes of any kind imposed on or in respect of its income or assets as the same shall become due and payable and in any event before any Lien on any of the Purchased Revenue Interest exists as a result of nonpayment except for Permitted Liens.

(j)Intellectual Property.  Seller (A) shall prosecute and maintain the material Intellectual Property (including Patents included therein) to the extent that Seller has the right to prosecute and maintain such material Intellectual Property; (B) shall perform and comply with its obligations under the Tufts License Agreement, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (C) shall not, without the prior consent of Company, grant or withhold any consent, exercise or waive any right or option or fail to exercise any right or option in respect of, affecting or relating to the Revenue Interest Product, the Intellectual Property or the Tufts License Agreement in any manner that would (x) reasonably be expected to have a Material Adverse Effect or (y) conflict with, or that would reasonably be expected to give rise to a breach, violation, termination or default under the Tufts License Agreement; (D) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under the Tufts License Agreement that materially adversely affects the Purchased Revenue Interest, the Revenue Interest Product or the Intellectual Property without the prior consent of Company; and (E) to the extent Seller determines appropriate in its prudent business judgment, shall defend or assert such material Intellectual Property against commercially significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in the United States, in each case, to the extent permitted by the terms of the Tufts License Agreement or other relevant Third Party agreement (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference).

(k)Security Documents; Further Assurances.  Seller shall promptly, upon the reasonable request of Company or its assigns (including Lender), at Seller’s sole cost and expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by Company or its assigns (including Lender) reasonably necessary or desirable for the continued validity, perfection and priority of the assignment of the Purchased Revenue Interest or the Liens thereon secured pursuant to Section 2.04 subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Company and its assigns (including Lender) from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Company and such assigns as Company or such assigns shall reasonably deem necessary to perfect or maintain the assignment of the Purchased Revenue Interest or the Liens thereon secured pursuant to Section 2.04; and (c) upon the exercise by

Company or any of its assigns (including Lender) of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Company or such assigns may require.  In addition, subject to Section 4.01(j)(ii), Seller shall promptly, at its sole cost and expense, execute and deliver to Company and its assigns (including Lender) such further instruments and documents, and take such further action, as Company or such assigns may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Company and its assigns (including Lender) hereby and thereby.

(l)[Reserved].

(m)Books and Records, Etc.  Seller agrees to maintain all books and records relevant to the calculation of Net Sales of the Revenue Interest Product and the Purchased Revenue Interest.

(n)Quarterly Meetings.  Company and Lender shall have the right, from time to time, not more than once per Calendar Quarter, during normal business hours and upon at least five (5) Business Days’ prior written notice to Seller (provided that, after the occurrence and during the continuance of a Seller Event of Default, Company and Lender shall have the right, as often, at such times and with such prior notice, as Lender determines in its reasonable discretion), to visit the offices and properties of Seller where books and records relating or pertaining to the Revenue Interest Product, the Tufts License Agreement, any Out-Licenses, and Net Sales of the Revenue Interest Product are kept and maintained (or, at Lender’s option, to conduct a meeting by telecommunications), to discuss, with officers of Seller, the business, operations, properties and financial and other condition of Seller, the Revenue Interest Product, any Out-Licenses, and Net Sales of the Revenue Interest Product and any topics related thereto, to verify compliance with this Agreement and the calculation of Net Sales of the Revenue Interest Product and the Purchased Revenue Interest, and, upon physical visits, to inspect and make extracts from and copies of the books and records of Borrower and Parent relating or pertaining to the Revenue Interest Product, any Out-Licenses, and Net Sales of the Revenue Interest Product.

(o)Quarterly Reports; Payment of Purchased Revenue Interest Amount to Company.  Prior to each Cut-Off Date, Seller shall (i) deliver to Company the Quarterly Report for the Calendar Quarter most recently ended prior to such Cut-Off Date and (ii) pay, by wire transfer in immediately available funds in U.S. dollars to the Collection Account, the Purchased Revenue Interest Amount in respect of such Calendar Quarter, which payments shall be made free and clear of and without withholding or deduction for, or on account of, any Taxes.  Seller shall prepare and maintain and cause its Affiliates and use commercially reasonable efforts to cause Out-Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report.  The parties understand and agree that if Seller is unable to obtain any of the foregoing information from any Out-Licensee, Seller will not be obligated to provide such information unless and until Seller is in possession and control of such information and any payment in respect of Net Sales for such Out-Licensee for the applicable Quarterly Period shall be based on Sellers’ good faith estimate of such Net Sales with any underpayment or overpayment to be credited or debited to the Purchased Revenue Interest Amount for the subsequent Calendar Quarter.

(p)Certain Company Covenants and Organizational Documents.  Seller shall, so long as it is the sole shareholder of Company and prior to the Revenue Interest Termination Date, cause Company to be managed and operated in a manner consistent with the negative covenants contained in Section 9.01 of the Loan Agreement and the Organizational Documents of Company.

(q)Audit Rights.

(i)Subject to reasonable advance written notice from Company and agreement by Lender to the reimbursement of costs and expenses as provided in Section 4.01(q)(ii), Seller shall permit an independent public accounting firm chosen by Lender to have access during normal business hours to the books and records of Seller as may be reasonably necessary to audit the calculation of Net Sales of the Revenue Interest Product and the Purchased Revenue Interest (or reasons for the lack of any calculation therefor).  In the event that any such audit reveals an underpayment of the Purchased Revenue Interest Amount to Company (excluding any underpayment as a result of Seller’s good faith estimate of Net Sales by an Out-Licensee, solely to the extent permitted under Section 4.01(o), and solely to the extent such underpaid amount is credited to the payments due for the subsequent Calendar Quarter and such credited payment is not yet due), then the underpayment amount shall be paid within five (5) Business Days by Seller, plus interest thereon, calculated from the date such amount was due until the date such amount is actually paid, at the rate equal to the prime rate of interest as published in The Wall Street Journal, Eastern Edition (or, if such publication is no longer available or relevant, a publication reasonably selected in good faith by Company), in effect on the date such amount was due.  In the event that any such audit reveals an overpayment of the Purchased Revenue Interest Amount to Company, then the overpayment amount shall be deducted from the Purchased Revenue Interest Amount on the next Quarterly Payment Date, but solely to the extent such Purchased Revenue Interest Amount is greater than zero.

(ii)In the event any audit of the books and records of Seller relating to the Revenue Interest Product reveals that the amounts paid to the Company hereunder for the period of such audit have been underpaid by more than ten percent (10%) of the amounts determined to be due for the period subject to such audit (excluding any underpayment as a result of Seller’s good faith estimate of Net Sales by an Out-Licensee, solely to the extent permitted under Section 4.01(o), and solely to the extent such underpaid amount is credited to the payments due for the subsequent Calendar Quarter and such credited payment is not yet due), then the reasonable out-of-pocket costs and expenses in respect of such audit shall be borne by Seller which shall reimburse Lender for any reasonable out-of-pocket costs and expenses incurred by Lender in connection with such audit; and in all other cases, such costs and expenses shall be borne by Lender.

(r)Dispositions; Out-Licenses

.  Seller shall not contribute, license, sell, assign, transfer, convey or otherwise dispose of any of its right, title and interest in, to or under, any Product Asset now owned or hereafter acquired, except that:

(i)Seller may enter into, amend, modify, supplement and terminate any license or sublicense of, covenant not to sue under or other similar rights under any Intellectual Property; provided that in the case of any Out-License with a Third Party, (A) Seller provides Company with a draft of such Out-License (and, following the execution of such Out-License, drafts of any material amendments, supplements or other modifications thereto or written waivers thereunder) at least one (1) Business Day prior to execution thereof, (B) Seller provides Company with, or publicly files with the U.S. Securities and Exchange Commission, an unredacted executed copy of any such Out-License (and unredacted executed copies of any material amendments, supplements or other modifications thereto or written waivers thereunder) within ten (10) Business Days following execution thereof and provides Company with copies of all material reports and material communications under each Out-License related to the research, development, regulatory approval and Commercialization of the Revenue Interest Product within ten (10) Business Days following receipt thereof; provided that any report or communication related to the Purchased Revenue Interest shall be deemed to be a material report or material communication, as applicable, for purposes of this clause (B), and (C) Seller provides Company with written notice promptly (and in any event within five (5) Business Days) following the termination of any Out-License;

(ii)Seller may assign or otherwise transfer regulatory approvals constituting Product Assets in connection with any Out-License or to a Subsidiary of Seller in connection with the Commercialization of the Revenue Interest Product;

(iii)Seller may sell, assign, transfer or otherwise dispose of all or substantially all of the Product Assets in connection with a Qualified Change of Control provided that the acquiring entity in such Qualified Change of Control assumes all of the obligations of Seller under this Agreement;

(iv)Seller may abandon, cancel, fail to renew or discontinue use or maintenance of Intellectual Property in the ordinary course of business so long as such abandonment, cancellation, non-renewal or discontinuance could not reasonably be expected to result in a Material Adverse Effect; and

(v)Seller may assign or pledge as collateral its right, title and interest in, to or under, any Product Assets to one or more providers of senior secured debt financing to Seller so long as one or more of the following conditions are met:

(A)such provider(s) (or its or their agents or representatives) expressly acknowledges and agrees that such assignment and/or pledge is made subject to Company’s rights with respect to the Purchased Revenue Interests (including, without limitation, Company’s ownership rights, backup security interests and related claims and liens);

(B)such provider(s) (or its or their agents or representatives) enters into an intercreditor agreement in form and substance reasonably satisfactory to Company that provides that (i) Company has a first-priority lien on the Purchased Revenue Interest; (ii) such provider shall not, directly or indirectly, contest or challenge, or support any party in contesting or challenging, the Company’s rights with respect to the Purchased Revenue Interest (including, without limitation, Company’s ownership rights, backup security interests and related claims and liens); (iii) such provider shall have the first right of enforcement in any liens on the Product Assets and Company’s right to enforce in respect of the Purchased Revenue Interests shall be subject to a customary standstill pending such provider’s enforcement of its rights, (iv) Company shall not oppose any disposition (including, without limitation, pursuant to section 363 of the Bankruptcy Code) of the Product Assets so long as either (I) the Product Assets so disposed remain subject to the Purchased Revenue Interest or (II) the Company is entitled to a percentage of the proceeds from such disposition equal to the Applicable Rate, plus, if any True-Up Payment is then due and payable, the True-Up Percentage, subject to a cap equal to the Cap Amount; and (v) Company shall not interfere with such provider enforcing its rights and remedies as a secured creditor under the UCC, any Bankruptcy Law and any other applicable law (to the extent such enforcement is not inconsistent with clauses (i)-(v) of this Section 4.01(r)(v)(B)); or

(C)such provider(s) (or its or their agents or representatives) enters into an intercreditor agreement otherwise in form and substance reasonably satisfactory to Company and Lender.

Section 4.02Consequences of Seller Event of Default

.  If a Seller Event of Default has occurred and is continuing, in addition to any other action that Lender may be entitled to take in connection with a Seller Event of Default, the parties acknowledge that damages may be difficult to establish and accordingly Lender, at any time prior to the Revenue Interest Termination Date, shall be entitled to take such legal action and exercise such legal or equitable remedies, including seeking injunctive or other equitable relief without being required to prove actual damages or post any bond, as Lender may determine in its sole discretion in order to correct or prevent the continuation of such Seller Event of Default.

Article V
[RESERVED]

Article VI
TERMINATION; SURVIVAL

Section 6.01Termination

.  The respective obligations and responsibilities of Seller and Company created by this Agreement shall terminate upon, but not prior to, the occurrence of the Revenue Interest Termination Date.

Section 6.02Effect of Termination

.  No termination or rejection or failure to assume the executory obligations of this Agreement in the bankruptcy of Seller or Company shall be deemed to impair or affect the obligations pertaining to any executed conveyance or executed obligations, including without limitation breaches of representations and warranties by Seller or Company occurring prior to the date of such termination.

Section 6.03Survival

.  Notwithstanding Section 6.01 hereof, the obligations of Seller contained in Sections 4.01(f), 4.01(i), Article VII, Section 8.13, Section 8.14 and this Section 6.03 shall survive the termination of this Agreement and the occurrence of the Revenue Interest Termination Date.

Article VII

INDEMNIFICATION PAYMENTS

Section 7.01Indemnification

.

(a)Seller agrees to indemnify and hold harmless Company, Lender and their respective officers, directors, members, partners, employees and agents (each, an “Indemnified Party”) against any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnified Party shall be designated as a party or a potential party thereto, and whether or not such Indemnified Party is required by Applicable Law to be involved therein, and any fees or expenses actually incurred by Indemnified Parties in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, which may be incurred or suffered by such Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of the Indemnified Party) awarded against, or incurred or suffered by, such Indemnified Party, whether or not involving a third party claim, demand, action, suit or proceeding, arising out of (i) the failure of any representation, warranty or certification of Seller in the Transaction Documents or any certificate given by Seller pursuant to any of the Transaction Documents, to be true when made; (ii) a breach of any covenant by Seller set forth in, or failure by Seller to perform its duties under or otherwise comply with, the Transaction Documents (whether or not a Seller Event of Default or Servicer Termination Event, as defined in the Contribution Agreement), or Seller’s engaging in intentional misconduct, bad faith or negligence in the performance of such duties; or (iii) other than as permitted under Section 4.01(g), the transfer by Seller of any interest in the Purchased Revenue Interest to any Person other than Company, or any attempt by any Person to void the transfer of the Purchased Revenue Interest to Company.  It is the intention of the parties hereto that the above indemnities shall not be interpreted to provide indemnification for any damages, losses or costs that have the effect of recourse for non-payment or insufficient payment under the Purchased Revenue Interest and factors affecting the performance of the Purchased Revenue Interest and payments generated thereby that are not specifically represented, warranted or agreed to in the Transaction Documents which may include but are not limited to product obsolescence, competition, changes in government healthcare policies or other healthcare provider reimbursement, patent invalidity (other than to the extent that Seller had Knowledge of such patent invalidity as of the date of any related representation or warranty), and withholding taxes related to the Purchased Revenue Interest.  This Section 7.01(a) shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(b)The provisions of this indemnity shall run directly to, and be enforceable by, an injured party and shall survive the termination of this Agreement.  Without limiting the foregoing or Section 8.13 hereof, Company’s rights under this Section 7.01(b) shall be assignable by Company to Lender pursuant to the terms of the Loan Agreement and the Security Agreement.

(c)If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an Indemnified Party in respect of which indemnity is to be sought pursuant to this Section, the Indemnified Party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify Seller in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided that the omission to so notify Seller will not relieve Seller from any liability that it may have to any Indemnified Party under this Section unless, and only to the extent that, Seller is actually materially prejudiced by such omission.  In case any such action is brought against an Indemnified Party and it notifies Seller of the commencement thereof, Seller will be entitled, at Seller’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to Seller), and, after notice from Seller to such Indemnified Party of its election so to assume the defense thereof, Seller will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, an Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) Seller and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) Seller has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel or (c) the named parties to any such proceeding (including any impleaded parties) include both Seller and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them.  It is agreed that Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties.  Seller shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, Seller agrees to indemnify the Indemnified Party from and against any Indemnified Liabilities by reason of such settlement or judgment.  Seller shall not, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such Indemnified Party from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (iii) does not impose any continuing material obligation or restrictions on any Indemnified Party.  Notwithstanding anything to the contrary herein, Indemnified Liabilities shall not include any consequential, punitive, special or incidental damages, provided that Seller and Company acknowledge and agree that (a) Company’s losses, if any, for any indemnifiable events under this Agreement will typically include losses for the Purchased Revenue Interest that Company was entitled to receive but did not receive timely or at all due to such indemnifiable event and (b) Company shall be entitled to make indemnification claims for all such missing or delayed payments in respect of the Purchased Revenue Interest Amount that Company was entitled to receive in respect of its ownership of the Purchased Revenue Interest as losses hereunder, and such missing or delayed payments in respect of the Purchased Revenue Interest Amount shall not be deemed consequential, punitive, special or incidental damages for any purpose of this Agreement.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.01Amendment

.  This Agreement may be amended, supplemented or otherwise modified from time to time only by the written agreement of Seller and Company and, prior to the Revenue Interest Termination Date, Lender.

Section 8.02Governing Law; Waiver of Trial by Jury; Jurisdiction

.

(a)THIS AGREEMENT AND ANY AMENDMENTS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.02(b).

(c)Each of Company and Seller irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to any and all Proceedings.  Each of Company and Seller irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum.  Any process or summons for purposes of any Proceeding may be served on Company or Seller by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

Section 8.03Notices

.  All demands, notices, and communications under this Agreement shall be in writing personally delivered, or sent by facsimile (with subsequent telephone confirmation of receipt thereof) or sent by internationally recognized overnight courier service, at the following address:

Seller:

Paratek Pharmaceuticals, Inc.

Attention: Principal Financial Officer, Chief Legal Officer, General Counsel

1000 1st Ave #200

King of Prussia, PA 19406

Email: Bill.Haskel@ParatekPharma.com; Christopher.Bostrom@ParatekPharma.com; Sarah.Higgins@ParatekPharma.com

Company:

PRTK SPV2 LLC

c/o Paratek Pharmaceuticals, Inc.

Attention: Principal Financial Officer, Chief Legal Officer, General Counsel
1000 1st Ave #200

King of Prussia, PA 19406

Email: Bill.Haskel@ParatekPharma.com; Christopher.Bostrom@ParatekPharma.com; Sarah.Higgins@ParatekPharma.com

Lender:

R-Bridge Healthcare Cayman AIV, L.P.
c/o Royalty Bridge Investment Management, Ltd.
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands
Attention:  Michael Keyoung; Peng Fu; Oak Ma
Email:  michael.keyoung@cbridgecap.com;  peng.fu@cbridgecap.com; oak.ma@cbridgecap.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Arthur McGivern; Wendy Pan; Milena Tantcheva
E-mail:  amcgivern@goodwinlaw.com; wpan@goodwinlaw.com; mtantcheva@goodwinlaw.com or at other such address as shall be designated by such party in a written notice to the other parties.  Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand.

Wherever notice or a report is required to be given or delivered to Company, a copy of such notice or report shall also be given or delivered concurrently to Lender.

Section 8.04Severability of Provisions

.  If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 8.05Assignment

.  Notwithstanding anything to the contrary contained in this Agreement, (a) except in connection with a Qualified Change of Control, this Agreement may not be assigned by Seller without the prior written consent of Company and, prior to the Revenue Interest Termination Date, Lender, and (b) this Agreement may not be assigned by Company without the prior written consent of (i) so long as no Contributor Event of Default has occurred and is continuing, Seller, and (ii) prior to the Revenue Interest Termination Date, Lender.

Section 8.06Further Assurances

.  Each of Seller and Company agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments as are reasonably required to carry into effect the purposes of this Agreement.

Section 8.07Waiver; Cumulative Remedies; Waiver of Immunities

.  No failure to exercise and no delay in exercising, on the part of Company or Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.  To the extent that Seller has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Seller hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by law.

Section 8.08Counterparts

.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 8.09Binding

.  This Agreement will inure to the benefit of and be binding upon the parties hereto, subject to Section 8.14.

Section 8.10Merger and Integration

.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 8.11Headings

.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 8.12Schedules and Exhibits

.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 8.13Non-Petition

.  Each of the parties hereto covenants and agrees that, prior to the date that is one year and one day after the Revenue Interest Termination Date, no party hereto shall institute against, or join any other Person in instituting against, either of Company or Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.

Section 8.14Intended Third Party Beneficiaries

.  Lender is a third party beneficiary of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto.  In addition, the parties hereto acknowledge that Lender is entitled under the Loan Documents to make claims directly to Seller for indemnities in favor of Company, without prejudice to its rights as an Indemnified Party hereunder, and that nothing herein limits the rights of Lender under the Stock Pledge Agreement, which rights may be exercised in Lender’s sole discretion from time to time whether or not it has exercised or is then exercising its rights as a third party beneficiary or its rights and remedies under Applicable Law.

Section 8.15Counterparts; Delivery

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Agreement.  The words “execute”, “execution”, “signed”, “signature” and words of like import in this Agreement or in any related document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, Seller and Company have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

PARATEK PHARMACEUTICALS, INC.,
as Seller

By:	/s/ William M. Haskel Name:William M. Haskel Title:Corporate Secretary

PRTK SPV2 LLC,
as Company

By:	/s/ William M. Haskel Name:William M. Haskel Title:Secretary

[Signature Page to Revenue Interest Purchase Agreement]